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                         [Weil, Gotshal & Manges letterhead]


                                                              May 4, 1998





U S WEST, Inc.
7800 East Orchard Road
Englewood, Colorado  80111

Ladies and Gentlemen:

          We have acted as counsel to U S WEST, Inc., a Delaware corporation to be renamed "MediaOne Group, Inc." ("U S WEST"), MediaOne Group Funding, Inc., a Delaware corporation ("MediaOne Funding"), and MediaOne Finance Trust I and MediaOne Finance Trust II, each a Delaware business trust (the "Trusts"), in connection with the preparation of the registration statement of U S WEST, MediaOne Funding and the Trusts on Form S-4 (333-50227) filed with the Securities and Exchange Commission (the "Commission") on April 15, 1998 and amended by Amendment No. 1 filed with the Commission on May 4, 1998 (as amended, the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of preferred securities of the Trusts (the "Preferred Securities") and debt securities of MediaOne Funding (the "Debt Securities"). The Debt Securities will be fully and unconditionally guaranteed by U S WEST (the "Debt Guarantees"). The Debt Guarantees will be issued in accordance with the provisions of an indenture (the "Indenture") to be executed by U S WEST, MediaOne Funding and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"), the form of which is being filed as an exhibit to the Registration Statement. The Preferred Securities will be guaranteed by U S WEST in the manner and to the extent set forth in a Guarantee Agreement (the "Preferred Securities Guarantees"), the forms of which are being filed as exhibits to the Registration Statement.

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          In so acting, we have reviewed the Registration Statement, including the prospectus (the "Prospectus") contained therein, and the form of Indenture, form of Debt Security, form of Debt Guarantee and forms of Preferred Securities Guarantees being filed with the Commission as exhibits to the Registration Statement. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of U S WEST and MediaOne Funding, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of U S WEST and MediaOne Funding.

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1. U S WEST and MediaOne Funding are corporations duly incorporated and validly existing under the laws of the State of Delaware.

          2. U S WEST has all requisite corporate power and authority to execute and deliver the Debt Guarantees, the Indenture and the Preferred Securities Guarantees and to perform its obligations thereunder. MediaOne Funding has all requisite corporate power and authority to execute and deliver the Debt Securities and the Indenture and to perform its obligations thereunder.

          3. The execution and delivery of the Debt Guarantees, the Indenture and the Preferred Securities Guarantees by U S WEST have been duly authorized by all necessary corporate action on the part of U S WEST. The execution and delivery of the Debt Securities and the Indenture by MediaOne Funding have been duly authorized by

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all necessary corporate action on the part of MediaOne Funding.

          4. The Debt Securities, when executed, authenticated, issued and delivered in the manner contemplated in the Indenture, will constitute legal, valid and binding obligations of MediaOne Funding, entitled to the benefits of the Indenture and enforceable against MediaOne Funding in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that rights to indemnification thereunder may be limited by federal or state securities laws or public policy relating thereto.

          5. The Debt Guarantees, when executed, issued and delivered in the manner contemplated in the Indenture, will constitute legal, valid and binding obligations of U S WEST, entitled to the benefits of the Indenture and enforceable against U S WEST in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that rights to indemnification thereunder may be limited by federal or state securities laws or public policy relating thereto.

          6. The Preferred Securities Guarantees, when executed and delivered by U S WEST, will constitute legal, valid and binding obligations of U S WEST, enforceable against U S WEST in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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          The opinions expressed herein are limited to the laws of the State of
New York and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion under the heading "Chapter 8: Certain Other Matters - Legal Matters" in the Prospectus, without admitting that we are "experts" under the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement.

                                   Very truly yours,

                                   WEIL, GOTSHAL & MANGES L.L.P.

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